UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

November 5, 2015
Date of Report (Date of earliest event reported):

ACCEL BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27023	45-5151193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 National Plaza, Suite 300, National Harbor, Maryland 20745
Address of principal executive offices and zip code

(240) 273-3295
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2015, Gilbert Steedley announced his resignation as officer and director of Accel Brands, Inc. (the “Company”). Mr. Steedley’s resignation is not the result of any dispute, claim, or issue with the Company. In connection with this resignation, the Company has entered into a Separation Agreement with Mr. Steedley, which shall obligate the Company to issue to Mr. Steedley a promissory note in the amount of $150,000 in exchange for Mr. Steedley forgiving all accrued deferred compensation, unpaid reimbursable expenses, and consulting fees to date.

In conjunction with Mr. Steedley’s resignation Janon Costley was appointed to serve as Director and Chief Executive Officer of the Company.

Mr. Costley, age 42, is a business executive with over fifteen years of experience in brand development, licensing and operations. Mr. Costley has consistently been able to utilize his unique entrepreneurial spirit and keen market insight to identify quality, revenue generating, brand extension, acquisition, licensing, and distribution opportunities for companies in the retail and consumer products sectors. Throughout his career Mr. Costley has been involved with many major consumer products brands, including Converse, Pony, FIFA, YMLA, Loudmouth Golf, Roland Garros - French Open, Mano Swartz Furs, and others as either a licensee, brand manager, owner/operator or consultant. Mr. Costley is the co-founder of boutique licensing and brand extension agency, The Brand Liaison, as well as the co-founder of STI Signature Sprits Group, LLC, a subsidiary of the Company, which focuses on developing and launching unique craft spirits and celebrity branded alcoholic beverage brands.  For the past three years Mr. Costley has served as the CEO of Village Tea Company Distribution Company, Inc., owner of the Village Tea Company brand of premium loose leaf tea, tea accessories, distributor of Pura Organic Agave Sweetener, Pura Natural Flavored Tea and other related brands and products. Mr. Costley is currently the CEO of its parent company, Affinity Beverage Group, Inc.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Separation Agreement entered into on November 5, 2015, by and among Gilbert Steedley and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCELPATH, INC.

Date: November 5, 2015

/s/ Gilbert Steedley

Gilbert Steedley

CEO